Exhibit 10-23

AMENDMENT TO

TERMS OF EMPLOYMENT AGREEMENT

This AMENDMENT TO TERMS OF EMPLOYMENT AGREEMENT (this “Amendment”), is dated as of April ___, 2013, and is entered into by and among Lithia Motors, Inc., an Oregon corporation (the “Employer”), and Brad Gray (the “Executive”), and it amends the Terms of Employment Agreement entered into by and between the parties on March 1, 2012.

NOW, THEREFORE, the Employer and Executive agree as follows:

1.            AT-Will Employment. Nothing in this Amendment or the Agreement, as amended by this Amendment (the “Agreement”), alters Executive’s “At-Will” employment status. The employment of Executive by Employer is “At Will” and Executive’s employment may be terminated at any time for any lawful reason or for no reason at all.

2.            Definitions. The parties agree to change the definitions for “Cause” and “Good Reason” in the Agreement as follows.

(a)            “Cause” for termination of employment means any one or more of the following: (i) willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive’s duties, as determined by the board of directors of Employer; (ii) conviction of a crime in connection with Executive’s duties, or of any felony; (iii) conduct significantly harmful to Employer, as reasonably determined by the Boards of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of Employer; (iv) refusal or failure to act in accordance with a stipulation, requirement, or directive of the Boards of Directors (provided such directive is lawful); or (v) failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by the board of directors, or are usual and customary duties of Executive’s employment, if Executive has not corrected the problem or formulated a plan for its correction with the Board (if such failure is not susceptible to immediate correction) within 30 days after notice to Executive.

(b)            “Good Reason” for Executive’s resignation means (i) any one or more of the following occurs without Executive’s consent: (1) a material diminution of Executive’s base compensation (unless consistent with an across the board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which Executive must perform services for Employer; (3) a material diminution in Executive’s authority, duties or responsibilities, or (4) any action or inaction by Employer that constitutes a material breach of this Agreement; (ii) Executive provides notice to Employer of the existence of the condition within 90 days of the initial existence of the condition; (iii) Employer has 30 days following receipt of such notice to remedy the condition and fails to do so; and (iv) Executive resigns within twelve months of such event occurring.

3.            Change in Service Date. Employer and Executive agree that the “Change in Service Date” under the Agreement shall be March 31, 2016.

4.            New Role. Employer and Executive agree that, starting September 1, 2014, Executive’s new title with Employer shall be “Consultant” and Executive’s compensation will be reduced to $5,000 a month ($60,000 annually), and starting January 1, 2015, Executive will no longer be eligible for variable compensation Executive, however, shall retain the following benefits at the same level as of the date of this Amendment until the Change in Service Date: vehicle allowance, cell phone allowance, and long term care insurance premiums paid by the Employer (if desired by Executive). For the avoidance of doubt, the changes in Executive’s role and compensation described in this paragraph 4 do not constitute “Good Reason” for Executive’s resignation.

5.            Employer and Executive further agree that neither Employer or Executive has made any commitment to the other after the Change in Service Date. If the parties so choose, they may reach an agreement on employment after the Change in Service Date, but neither party is obligated to do so.

6.            Compensation Package 1. Employer and Executive agree to DELETE Compensation Package 1 on Exhibit A, and REPLACE as follows:

●	If Executive remains employed with Employer through the Change in Service Date:

o

All stock options outstanding as of August 31, 2014 will vest as currently described in the applicable awards through the Change in Service Date, any amounts unvested as of the Change in Service Date will fully vest on March 31, 2016;

o

All Long term deferred compensation outstanding as of August 31, 2014 will vest as currently scheduled through the Change in Service Date, any amounts unvested as of the Change in Service Date will fully vest on March 31, 2016; and

o

All unvested RSU grants outstanding as August 31, 2014 will vest as currently scheduled through the Change in Service Date, any amounts unvested as of the Change in Service Date will fully vest on March 31, 2016.

7.            Compensation Package 2. Employer and Executive agree to DELETE Compensation Package 2 on Exhibit A, and REPLACE as follows

●

Employer and Executive agree that, if Employer terminates Executive’s employment without “Cause” or Executive resigns with “Good Reason” anytime on or before the Change in Service Date, then Executive will be entitled to the following compensation in addition to all other compensation received:

o	Remainder of Base compensation that would have been earned through the Change in Service Date;

o

Variable compensation (if any) will be calculated pro-rata through the date of termination, and such variable compensation amount will be paid out (if any is paid out) on the day Lithia pays out such compensation to other executives;

o	Long term care insurance premiums paid through the Change in Service Date;

o	Remainder of vehicle allowance to continue through the Change in Service Date;

o	All unvested Stock Options will vest (or not vest) as currently described in the applicable awards;

o	All unvested Long term deferred compensation will vest as of the date of termination;

o

Executive will forfeit all unvested RSU grants, however, Executive will receive the value of such unvested grants in a lump sum payment to be paid out at or around thirty (30) days from the date of termination

8.            Resignation without Good Reason or Termination for Cause. For the avoidance of doubt, if Executive resigns without Good Reason anytime before the Change in Service Date, and/or if Employer terminates Executive with Cause before the Change in Service Date, then Executive shall not receive Compensation Package 1 or Compensation Package 2, and shall only receive the compensation due and earned through the date of such termination.

9.             Reaffirmation of Agreement. Employer and Executive agree that, except as expressly modified by this Amendment, all other terms in the Agreement remain valid and enforceable.

10.          Advice of Counsel. Executive acknowledges that, in executing this AMENDMENT, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this AMENDMENT. This AMENDMENT shall not be construed against any party be reason of the drafting or preparation hereof.

11.           Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof. Where there is a conflict between this Agreement and the Executive’s employee handbook or code, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:                                                                           LITHIA MOTORS, INC.

______________________________________          ___________________________________

Brad Gray                                                                                 Bryan DeBoer